Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
COMMUNITY BANCORP.

(As Amended through May 19, 2014 and Restated July 8, 2014)

ARTICLE ONE
NAME
The name of the Corporation shall be Community Bancorp.

ARTICLE TWO
OPERATING YEAR
The Corporation shall operate on a calendar year basis.

ARTICLE THREE
DURATION
The period of duration shall be perpetual.

ARTICLE FOUR
PURPOSES
The purpose or purposes for which the Corporation is organized are:

(a)	To act as a holding company for one or more financial institutions;

(b)
To transact any and all lawful business for which corporations may be incorporated under the Vermont Business Corporation Act as permitted to financial institution holding companies under applicable federal law;

(c)
To do each and everything necessary, suitable, or proper for the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated or which at any time appear conducive to or expedient for the protection or benefit of the Corporation;

(d)	To exercise all powers granted to corporations under the Vermont Business Corporation Act.

     The foregoing clauses shall be construed as powers as well as objects and purposes, and the matter expressed in each clause shall, unless herein otherwise expressly provided, be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes, and powers, and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation.

ARTICLE FIVE
STOCK

     Section A.  The aggregate number of shares of common stock the Corporation shall have authority to issue is 15,000,000 shares, with a par value of $2.50 per share.

     Section B.  The aggregate number of shares of preferred stock the Corporation shall have authority to issue is 1,000,000, without par value, issuable in one or more series.  The Board of Directors of the Corporation is hereby authorized to divide the shares of preferred stock into one or more series and to fix and determine by resolution the relative rights and preferences of any series so established, to the fullest extent permitted by law, including, without limitation, any voting powers, dividend rights, conversion rights, preemptive rights, liquidation preferences and redemption provisions.

ARTICLE SIX
BOARD OF DIRECTORS

     The following provisions shall govern the classification, election, appointment and removal of directors.

     Section A.  Subject to Section D below, the Board of Directors shall consist of not less than 9 nor more than 25 shareholders, the exact number to be fixed from time to time in the manner set forth in the Bylaws. The Directors (other than directors, if any, elected under Article Fourteen* of these Articles) shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. Upon their initial election, the members of the first class shall hold office for a term expiring at the next annual meeting of shareholders after their election, the members of the second class shall hold office for a term expiring at the second annual meeting of shareholders after their election, and the members of the third class shall hold office for a term expiring at the third annual meeting of shareholders after their election. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

     Section B.  Subject to Section D below, any vacancies in the Board of Directors resulting from death, resignation, retirement or removal from office of a director may be filled by the Board of Directors, acting by a majority of the directors then in office (other than directors, if any, elected under Article Fourteen* of these Articles), although less than a quorum. Any director chosen to fill a vacancy as provided herein shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall have been elected and shall have qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

    Section C.  Subject to Section D below, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the combined voting power of all the then-outstanding shares of the Corporation's capital stock entitled to vote generally in the election of the directors (other than directors, if any, elected under Article Fourteen* of these Articles.)

     Section D.  Nothing contained in Sections A through C of this Article Six shall be deemed to alter, amend or repeal any of the provisions of Article Fourteen* of these Articles of Association, which confers, under circumstances described therein, on the holders of the debentures referred to therein, the right to elect directors in certain circumstances. During any period in which such rights may be exercised, the provision or provisions conferring such rights shall prevail over any provision of this Article Six inconsistent therewith.

ARTICLE SEVEN
AMENDMENT OF ARTICLES OF ASSOCIATION AND BYLAWS

     Except as hereinafter provided for in this Article Seven, the Bylaws of the Corporation may be altered, amended or repealed by the directors, acting by resolution of a majority of the directors then in office or by resolution of the shareholders. Notwithstanding any other provision of these Articles of Association or the Bylaws of the Corporation and notwithstanding the fact that some lesser percentage may be specified by law, the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of the Corporation's capital stock entitled to vote generally in the election of directors (other than directors, if any, elected under Article Fourteen* of these Articles) shall be required to amend, alter, change or repeal, in whole or in part, (1) Article Six of these Articles of Association, or (2) Sections 3.02, 3.03, 3.04, 3.05 or 3.06 of the Corporation's Bylaws.

ARTICLE EIGHT
VOTING

     Except for voting rights, if any, provided to the holders of the Corporation’s preferred stock in accordance with Section B of Article Five of these Articles of Association or by applicable law, the holders of the Corporation’s common stock shall have the exclusive voting rights and powers, and each issued and outstanding share of such common stock shall be entitled to one vote on each matter submitted to a vote of the holders of the Corporation’s common stock.

ARTICLE NINE
INDEMNIFICATION

     The Board of Directors is authorized to adopt such By-laws and other regulations or arrangements (including contracts) providing for indemnification of, and advancement of expenses to, any person who is or was a director, officer, employee or agent of the Corporation, as the Directors may deem advisable, to the extent not inconsistent with applicable law.

* Deleted by amendment in 2008.

ARTICLE TEN
LIMITATION OF DIRECTOR LIABILITY

     A Director of the Corporation shall have no personal liability to the Corporation or to its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her own duties in accordance with Section 8.30 of Title 11A of the Vermont Statutes Annotated, except for (a) the amount of a financial benefit received by the Director to which the Director is not entitled; (b) an intentional reckless infliction of harm on the Corporation or its shareholders; (c) a violation of Section 8.33 of Title 11A of the Vermont Statutes Annotated; or (d) an intentional or reckless criminal act. This Article Ten shall not be deemed to eliminate or limit the liability of a Director for any act or omission occurring prior to the date this Article becomes effective. No amendment or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE ELEVEN
INCORPORATOR

     The incorporator is a natural person who has attained the age of majority and is a resident of the State of Vermont.

ARTICLE TWELVE
PROVISIONS APPLICABLE TO CERTAIN BUSINESS COMBINATIONS

     Section A.  In addition to any other vote that is required by these Articles or by applicable law, the affirmative vote of the holders of not less than the Required Percentage (as defined below) of the outstanding shares of Common Stock of the Corporation shall be required to approve or authorize any Business Combination (as defined below) of the Corporation with or involving any Substantial Shareholder (as defined below); provided, however, that such Required Percentage voting requirement shall not be applicable to any particular Business Combination if either:

(i)  such Business Combination is approved by at least two-thirds of the Disinterested Directors (as defined below); or

(ii)  the cash or fair market value of the property, securities or other consideration per share to be received in such Business Combination by holders of the Common Stock of the Corporation is not less than the Highest Per Share Price (as defined below) paid by the Substantial Shareholder in acquiring any of its holdings of the Corporation's Common Stock. The determination of whether this condition has been satisfied shall be made by vote of at least two-thirds of the Disinterested Directors.

Section B. For purposes of this Article Twelve:

(i)  "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Securities and Exchange Commission Rule 12b-2 under the Securities Exchange Act of 1934.

(ii)  A person or entity shall be deemed to be a "Beneficial Owner" of Common Stock of the Corporation:

(a)  which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Securities and Exchange Commission Rule 13d-3 under the Securities Exchange Act of 1934; or

(b)  which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

(c)  which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of stock of the Corporation.

(iii)  "Business Combination" includes, without limitation, any of the following:

(a)  any merger, plan of share exchange or consolidation of the Corporation, or any Subsidiary, with or into any Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder;

(b)  any merger, plan of share exchange or consolidation of a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder, with or into the Corporation or any Subsidiary;

(c)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition, (in one transaction or a series of transactions) of all or substantially all of the property and assets of the Corporation or any Subsidiary, to a Substantial Shareholder, or any entity controlled by or under common control with the Substantial Shareholder;

(d)  any purchase, lease, exchange, mortgage, pledge, transfer or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets of a Substantial Shareholder or any entity controlled by or under common control with the Substantial Shareholder, by the Corporation or any Subsidiary;

(e)  any reclassification of the Corporation's securities (including a reverse stock split), or recapitalization or reorganization of the Corporation that would have the effect of increasing the proportionate voting power of a Substantial Shareholder;

(f)  any other transaction or series of transactions involving the Corporation or any Subsidiary and a Substantial Shareholder or any of its Affiliates or Associates having the intent or effect of causing a change in control of the Corporation; or

(g)  any agreement, contract or other arrangement providing for any of the transactions described in the foregoing clauses (a) through (f).

(iv)  "Disinterested Director" means (a) a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Substantial Shareholder involved in a Business Combination became a Substantial Shareholder, and who is otherwise not affiliated with the Substantial Shareholder; and (b) a successor director who is recommended by at least a majority of the Disinterested Directors.

(v)  "Highest Per Share Price" means the highest price that can be determined by the Disinterested Directors to have been paid at any time by the Substantial Shareholder for any share or shares of Common Stock of the Corporation. In determining the Highest Per Share Price, all purchases by the Substantial Shareholder for which price information is available to or known by the Disinterested Directors shall be taken into account regardless of whether the shares were purchased before or after the Substantial Shareholder became a Substantial Shareholder. The Highest Per Share Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Substantial Shareholder with respect to the shares of common stock of the Corporation acquired by the Substantial Shareholder. If the Disinterested Directors conclude that they are unable to determine the Highest Per Share Price, the Required Percentage vote requirement shall apply to such Business Combination, unless such Business Combination is approved by the affirmative vote of at least two-thirds of the Disinterested Directors pursuant to Section A(i) of this Article Twelve.

(vi)  For the purposes of Section A(ii) of this Article Twelve, the term "other consideration to be received" includes, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Substantial Shareholder or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

(vii)  "Required Percentage" means the affirmative vote of the holders of at least 67% of the Corporation's outstanding shares of Common Stock, or such lesser percentage of shares (but not less than 51%) as were voted in favor of adoption of this Article Twelve at the 2010 Annual Meeting of Shareholders of the Corporation (or any adjournment thereof). Following conclusion of the 2010 Annual Meeting of Shareholders, such Required Percentage shall be (a) certified in writing by the Corporate Secretary, which certification shall be made a part of the Corporation's corporate records, and (b) reported by the Corporation in a report on Form 8-K filed with the Securities and Exchange Commission.

(viii)  "Subsidiary" means any corporation or other entity of which a majority of any class of equity security is owned, directly or indirectly, by this Corporation.

(ix)  "Substantial Shareholder" means (a) any individual, corporation, partnership or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of, in the aggregate, 5% or more of the outstanding Common Stock of the Corporation.

Section C. Two-thirds of the Disinterested Directors shall have the power to interpret all of the terms and provisions of this Article Twelve. Without limiting the generality of the foregoing, two-thirds of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article Twelve, on the basis of information known to them after reasonable inquiry, (1) whether a person is a Substantial Shareholder, (ii) the number of shares of stock of this Corporation Beneficially Owned by any person or entity, (iii) whether a person or entity is an Affiliate or Associate of another; (iv) whether a transaction or series of transactions constitutes a Business Combination, including, without limitation, whether the assets which are the subject of any Business Combination constitute substantially all assets of this Corporation or any Subsidiary of the Corporation; (v) the fair market value of any property, securities or other consideration per share to be received by the holders of the Common Stock of the Corporation in any Business Combination; and (vi) the Highest Per Share Price paid by the Substantial Shareholder. The determination of the Disinterested Directors shall be final and binding.

Section D. The provisions set forth in this Article Twelve may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than the Required Percentage of the outstanding shares of the Corporation's Common Stock.

 Dated at Derby, in the County of Orleans, and State of Vermont, this 18th day of June, 1982.

/s/ Arthur S. Judd, Jr.
Incorporator
P.O. Box 398
Derby, Vermont 05829

EXHIBIT A

COMMUNITY BANCORP.

CERTIFICATE OF CREATION, DESIGNATION, POWERS,
PREFERENCES, RIGHTS, PRIVILEGES, QUALIFICATIONS,
LIMITATIONS, RESTRICTIONS, TERMS AND CONDITIONS
of
SERIES A FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK
(Without Par Value)

I, Christianne Bumps, Secretary of Community Bancorp., a Vermont corporation (the "Company"), do hereby certify that, pursuant to authority vested in the Board of Directors of the Company by 11A VSA § 6.02 and Article Five, Section B of the Company’s Amended and Restated Articles of Association (the “Articles”), the Board of Directors adopted Resolution Approving Designation and Issuance of Series A Preferred Shares on December 18, 2007, which resolution is now, and at all times since such date has been, in full force and effect, and that the Chairman and Chief Executive Officer, pursuant to the authority delegated to him by such resolution, approved the final terms of the issuance and sale of the series of preferred stock of the Company designated above.

The Series A Fixed-to-Floating Rate Non-Cumulative Preferred Stock shall have the following designation, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions:

1. Designation, Number of Shares and Seniority

The series of preferred stock of the Company created hereby (the "Series A Non-Cumulative Preferred Stock") shall be designated "Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock," shall be without a par value and shall consist of twenty-five (25) shares.  Subject to Sections 8.B and 9.H below, the Board of Directors shall be permitted to increase the authorized number of such shares at any time. The Series A Non-Cumulative Preferred Stock shall rank prior to the Common Stock of the Company, $2.50 par value per share (the "Common Stock") as to both dividends and distributions upon liquidation, to the extent provided in this Certificate.

2. Dividends

A. For each Dividend Period from December 27, 2007 through December 31, 2012, holders of outstanding shares of Series A Non-Cumulative Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors, in its sole discretion, out of funds legally available therefor, non-cumulative cash dividends at the annual rate of 7.50%, or $7,500.00, per share of Series A Non-Cumulative Preferred Stock. Dividends on the Series A Non-Cumulative Preferred Stock shall accrue from but not including December 27, 2007 and will be payable in arrears when, as and if declared by the Board of Directors quarterly on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on March 31, 2008. If a Dividend Payment Date is not a "Business Day," the related dividend will be paid not later than the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which national banks operating in Vermont are closed, or (iii) a day on which the offices of the Company are closed.

If declared, the initial dividend, which will be for the period from but not including December 27, 2007 through and including March 31, 2008, will be $83.33 per share. Thereafter, through December 31, 2012, dividends will accrue from Dividend Period to Dividend Period at a rate equal to 7.50% divided by four; the amount of dividends payable in respect of any shorter period shall be computed on the basis of twelve 30-day months and a 360-day year. Except for the initial Dividend Payment Date, the "Dividend Period" relating to a Dividend Payment Date will be the period from but not including the preceding Dividend Payment Date through and including the related Dividend Payment Date.

B.  For the Dividend Period beginning on January 1, 2013 and for each Dividend Period thereafter, dividends will accrue from Dividend Period to Dividend Period at a variable per annum rate, adjusted quarterly, equal to the Prime Rate (as hereinafter defined) in effect on the first Business Day of each quarterly Dividend Period. The amount of each dividend payable for any Dividend Period beginning on or after January 1, 2013 shall be computed on the basis of the actual number of days elapsed during such period and a 360-day year.

As used herein the term “Prime Rate” shall mean the “Prime Rate” published by the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks as the same may be changed from time to time.  If more than one Prime Rate is published, the highest rate published shall be deemed the Wall Street Journal Prime Rate.  If the publishing of the Wall Street Journal Prime Rate shall be discontinued, then the Prime Rate shall be the corporate or similar rate (if any) published by the Wall Street Journal in replacement thereof based on similar base rates on corporate loans or, if no such replacement index shall be published, the Prime Rate shall be based on a published index which, in the Company’s sole determination, most nearly corresponds to the Wall Street Journal Prime Rate.  The Company shall furnish written notice of any such change in the index to each holder of record of the Series A Non-Cumulative Preferred Stock.

C.  Each such dividend shall be paid to the holders of record of outstanding shares of the Series A Non-Cumulative Preferred Stock as they appear in the books and records of the Company on such record date as shall be fixed in advance by the Board of Directors, not to be earlier than 60 days nor later than 10 days preceding the applicable Dividend Payment Date. No dividends shall be declared or paid or set apart for payment on the Common Stock or any other class or series of stock ranking junior to or (except as hereinafter provided) on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends unless dividends have been declared and paid or set apart (or ordered by the Board of Directors to be set apart) for payment on the outstanding Series A Non-Cumulative Preferred Stock in respect of the then-current Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of Series A Non-Cumulative Preferred Stock in the event that the Company shall not have declared or paid or set apart (or the Board of Directors shall not have ordered to be set apart) dividends on the Series A Non-Cumulative Preferred Stock in respect of any prior Dividend Period.

D.  Dividends on the Series A Non-Cumulative Preferred Stock are non-cumulative. In the event that the Company shall not pay when due any one or more dividends or any part thereof on the Series A Non-Cumulative Preferred Stock, the holders of the Series A Non-Cumulative Preferred Stock shall not have any claim in respect of such non-payment so long as no dividend is paid on the Common Stock or on any other junior or parity stock in violation of the preceding sentence.

E.  Notwithstanding any other provision of this Certificate, the Board of Directors, in its discretion, may choose to pay dividends on the Series A Non-Cumulative Preferred Stock without the payment of any dividends on the Common Stock or any other class or series of stock from time to time outstanding ranking junior to the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends.

F.  No dividend shall be declared or paid or set apart for payment on any shares of the Series A Non-Cumulative Preferred Stock if at the same time any arrears or default exists in the payment of dividends on any outstanding class or series of stock of the Company ranking prior to or on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends. If and whenever dividends, having been declared, shall not have been paid in full, as aforesaid, on shares of the Series A Non-Cumulative Preferred Stock and on the shares of any other class or series of the Company’s capital stock ranking on a parity with the Series A Non-Cumulative Preferred Stock with respect to the payment of dividends, all such dividends that have been declared on shares of the Series A Non-Cumulative Preferred Stock and on the shares of any such other class or series shall be paid pro rata, so that the respective amounts of dividends paid per share on the Series A Non-Cumulative Preferred Stock and on such other class or series shall in all cases bear to each other the same ratio that the respective amounts of dividends declared but unpaid per share on the shares of the Series A Non-Cumulative Preferred Stock and on the shares of such other class or series bear to each other.

G.  Holders of shares of the Series A Non-Cumulative Preferred Stock shall not be entitled to any dividends, in cash or in property, other than as herein provided and shall not be entitled to interest, or any sum in lieu of interest, on or in respect of any dividend payment.

3. Optional Redemption

A. Subject to (i) the notice provisions set forth in Section 3.B below, (ii) the receipt by the Company of the prior approval of the Board of Governors of the Federal Reserve System (or its delegate, the Federal Reserve Bank of Boston), and (iii) any further limitations which may be imposed by law or by any contract, agreement or indenture by which the Company is bound, the Company may redeem the Series A Non-Cumulative Preferred Stock, in whole or in part, out of funds legally available therefor, at the redemption price of $100,000 per share plus an amount, determined in accordance with Section 2 above, equal to the amount of the dividend, if any, otherwise payable with respect to that portion of the Dividend Period that ends on the date of redemption, accrued through and including the date of such redemption, whether or not declared. If fewer than all of the outstanding shares of the Series A Non-Cumulative Preferred Stock are to be redeemed, the Company shall select shares to be redeemed from the holders of record of the outstanding shares not previously called for redemption on a pro rata basis (as nearly as possible) among such holders of the Series A Non-Cumulative Preferred Stock. If the Company redeems the Series A Non-Cumulative Preferred Stock, the dividend that would otherwise be payable with respect to that portion of the Dividend Period ending on the date of redemption will be included in the redemption price of the shares redeemed and will not be separately payable.

B.  In the event the Company shall redeem any or all of the Series A Non-Cumulative Preferred Stock as aforesaid, notice of such redemption shall be given by the Company by first class mail, postage prepaid, mailed neither less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares of the Series A Non-Cumulative Preferred Stock being redeemed, at such holder's address as the same appears in the books and records of the Company. Each such notice shall state the number of shares being redeemed from each holder of record of the shares of the Series A Non-Cumulative Preferred Stock, the redemption price, the redemption date and the place at which such holder's certificate(s) representing shares of the Series A Non-Cumulative Preferred Stock must be presented for cancellation or exchange, as the case may be, upon such redemption. Failure to give notice, or any defect in the notice, to any holder of the Series A Non-Cumulative Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of the Series A Non-Cumulative Preferred Stock being redeemed.

C.  Notice having been mailed as aforesaid, from and after the redemption date specified therein and upon payment of the consideration set forth in Section 3.A above, said shares of the Series A Non-Cumulative Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of the Series A Non-Cumulative Preferred Stock shall cease, with respect to shares so redeemed, other than the right to receive the redemption price for such redeemed shares.

D.  Any shares of the Series A Non-Cumulative Preferred Stock which shall have been redeemed shall, after such redemption, no longer have the status of authorized, issued or outstanding shares.

4. No Voting Rights

Except to the limited extent set forth in Section 9.H below, the shares of the Series A Non-Cumulative Preferred Stock shall not have any voting powers, either general or special.

5. No Redemption, Conversion or Exchange Rights

The holders of shares of the Series A Non-Cumulative Preferred Stock shall not have any right to require that the Company redeem any or all of such shares nor any right to convert such shares into or exchange such shares for any other class or series of capital stock or other securities or obligations of the Company.

6. No Preemptive Rights

No holder of the Series A Non-Cumulative Preferred Stock shall as such holder have any preemptive right to purchase or subscribe for any other shares, rights, options or other securities of any class or series of the Company which at any time may be sold or offered for sale by the Company.

7. Liquidation Rights and Preference

A.  Except as otherwise set forth herein, upon the voluntary or involuntary dissolution, liquidation or winding up of the Company, after payment of or provision for the liabilities of the Company and the expenses of such dissolution, liquidation or winding up, the holders of the outstanding shares of the Series A Non-Cumulative Preferred Stock shall be entitled to receive, upon liquidation, out of the assets of the Company available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or any other class or series of stock of the Company ranking junior to the Series A Non-Cumulative Preferred Stock, the amount of $100,000 per share plus an amount, determined in accordance with Section 2 above, equal to the dividend, if any, otherwise payable for the portion of the then-current Dividend Period accrued through and including the date of payment in respect of such dissolution, liquidation or winding up. The holders of the outstanding shares of any class or series of the Company’s stock then ranking on a parity with the Series A Non-Cumulative Preferred Stock shall be entitled to receive, upon liquidation, out of the assets of the Company available for distribution to stockholders, before any such payment or distribution shall be made on the Common Stock or any other class or series of the Company’s stock ranking junior to the Series A Non-Cumulative Preferred Stock and to such parity stock, any corresponding preferential amount to which the holders of such parity stock may, by the terms thereof, be entitled; provided, however, that if the assets of the Company available for distribution to stockholders shall be insufficient for the payment of the amount which the holders of the outstanding shares of the Series A Non-Cumulative Preferred Stock and the holders of the outstanding shares of such parity stock shall be entitled to receive upon such dissolution, liquidation or winding up of the Company as aforesaid, then, subject to subsection B of this Section 7, all of the assets of the Company available for distribution to stockholders shall be distributed to the holders of outstanding shares of the Series A Non-Cumulative Preferred Stock and to the holders of outstanding shares of such parity stock pro rata, so that the amounts so distributed to holders of the Series A Non-Cumulative Preferred Stock and to holders of such classes or series of such parity stock, respectively, shall bear to each other the same ratio that the respective distributive amounts to which they are so entitled bear to each other. After the payment of the aforesaid amounts to which they are entitled, the holders of outstanding shares of the Series A Non-Cumulative Preferred Stock and the holders of outstanding shares of any such parity stock shall not be entitled to any further participation in any distribution of assets of the Company.

B.  Notwithstanding the foregoing, upon the dissolution, liquidation or winding up of the Company, the holders of shares of the Series A Non-Cumulative Preferred Stock then outstanding shall not be entitled to be paid any amounts to which such holders are entitled pursuant to subsection A of this Section 7 unless and until the holders of any classes or series of stock of the Company ranking prior upon liquidation to the Series A Non-Cumulative Preferred Stock shall have been paid all amounts to which such classes or series are entitled pursuant to their respective terms.

C.  Neither the sale of all or substantially all of the property or business of the Company, nor the merger, consolidation or combination of the Company into or with any other corporation or entity, nor any change in control of the Company shall be deemed to be a dissolution, liquidation or winding up for the purpose of this Section 7.

8. Additional Series of Preferred Stock

A.  Subject to Section 8.B, (i) the Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional series of the Company’s preferred stock, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof; and (ii) any such class or series of stock may rank prior to or on a parity with or junior to the Series A Non-Cumulative Preferred Stock as to dividends or upon liquidation or otherwise.

B.  Notwithstanding anything herein to the contrary, the unanimous consent of the holders of all of the outstanding shares of the Series A Non-Cumulative Preferred Stock shall be required under Section 9.H(ii) prior to (i) the creation of any class or series of preferred stock having parity with, or a preference over, the Series A Non-Cumulative Preferred Stock in payment of dividends or upon liquidation of the Company or (ii) the authorization of additional shares of the Series A Non-Cumulative Preferred Stock.

9. Miscellaneous

A.  Any stock of any class or series of the Company’s preferred stock shall be deemed to rank:

(i) prior to the shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of the Series A Non-Cumulative Preferred Stock;

(ii) on a parity with shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series A Non-Cumulative Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the holders of shares of the Series A Non-Cumulative Preferred Stock; and

(iii) junior to shares of the Series A Non-Cumulative Preferred Stock, either as to dividends or distributions upon liquidation, if such class or series shall be Common Stock, or if the holders of shares of the Series A Non-Cumulative Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or series.

B.  The Company and any agent of the Company may deem and treat the holder of a share or shares of Series A Non-Cumulative Preferred Stock, as shown in the Company's books and records, as the absolute owner of such share or shares of Series A Non-Cumulative Preferred Stock for the purpose of receiving payment of dividends in respect of such share or shares of Series A Non-Cumulative Preferred Stock and for all other purposes whatsoever, and neither the Company nor any agent of the Company shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by the Company on or with respect to any such share or shares of Series A Non-Cumulative Preferred Stock.

C.  The shares of the Series A Non-Cumulative Preferred Stock, when duly issued, shall be fully paid and non-assessable.

D.  The Series A Non-Cumulative Preferred Stock shall be issued, and shall be transferable on the books of the Company, only in whole shares, it being intended that no fractional interests in shares of Series A Non-Cumulative Preferred Stock shall be created or recognized by the Company.

E.  For purposes of this Certificate, the term "the Company" means Community Bancorp. and includes any successor thereto by operation of law or by reason of a merger, consolidation or combination.

F.  This Certificate and the respective rights and obligations of the Company and the holders of the Series A Non-Cumulative Preferred Stock with respect to such Series A Non-Cumulative Preferred Stock shall be construed in accordance with and governed by the laws of the State of Vermont.

G.  Any notice, demand or other communication which by any provision of this Certificate is required or permitted to be given or served to or upon the Company shall be given or served in writing addressed (unless and until another address shall be provided to the stockholders in writing) to Community Bancorp., P.O. Box 259, Derby, Vermont  05829, Attn: President. Such notice, demand or other communication to or upon the Company shall be deemed to have been sufficiently given or made only upon actual receipt of a writing by the Company. Any notice, demand or other communication which by any provision of this Certificate is required or permitted to be given or served by the Company hereunder may be given or served by being deposited first class, postage prepaid, in the United States mail addressed (i) to the holder as such holder's name and address may appear at such time in the Company’s books and records, or (ii) if to a person or entity other than a holder of record of the Series A Non-Cumulative Preferred Stock, to such person or entity at such address as appears to the Company to be appropriate at such time. Such notice, demand or other communication shall be deemed to have been sufficiently given or made, for all purposes, upon mailing.

H.  The Company, by or under the authority of the Board of Directors, may amend, alter, supplement or repeal any provision of this Certificate or of the Company’s Articles pursuant to the following terms and conditions:

(i) Without the consent of the holders of the Series A Non-Cumulative Preferred Stock, the Company may amend, alter, supplement or repeal any provision of this Certificate to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Certificate, provided that such action shall not materially and adversely affect the interests of the holders of the Series A Non-Cumulative Preferred Stock.

(ii) The unanimous consent of the holders of all of the shares of the Series A Non-Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series A Non-Cumulative Preferred Stock shall vote together as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration, supplementation or repeal of the provisions of this Certificate or of the Company’s Articles if such amendment, alteration, supplementation or repeal would (i) increase the number of authorized shares of the Series A Non-Cumulative Preferred Stock; (ii) create a series or class of shares that would have parity with, or preference over, the Series A Non-Cumulative Preferred Stock in the payment of dividends or upon liquidation of the Company, or (iii) otherwise materially and adversely affect the powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms or conditions of the Series A Non-Cumulative Preferred Stock. The creation and issuance of any other class or series of capital stock junior to the Series A Non-Cumulative Preferred Stock, or the issuance of additional shares of the Company’s common stock, shall not be deemed to constitute such an amendment, alteration, supplementation or repeal.

(iii) Holders of the Series A Non-Cumulative Preferred Stock shall be entitled to one vote per share on matters on which their consent is required pursuant to subparagraph (ii), of subsection H of this Section 9. In connection with any meeting of such holders, the Board of Directors shall fix a record date, neither earlier than 60 days nor later than 10 days prior to the date of such meeting, and holders of record of shares of the Series A Non-Cumulative Preferred Stock on such record date shall be entitled to notice of and to vote at any such meeting and any adjournment, to the extent provided herein.

The Board of Directors, or such person or persons as it may designate, may establish reasonable rules and procedures as to the solicitation of the consent of holders of the Series A Non-Cumulative Preferred Stock at any such meeting or otherwise, not inconsistent with applicable law.

I.  RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE SERIES A NON-CUMULATIVE PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN THE COMPANY AND THE HOLDER (AND ALL SUCH OTHERS).

IN WITNESS WHEREOF, I have hereunto set my hand and the seal of Community Bancorp. as of this 27th day of December, 2007.

[Seal]

/s/ Christianne Bumps
Christianne Bumps, Secretary